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                                                                Exhibit 23(c)(1)


                                   CERTIFICATE


   The undersigned, being all of the Trustees of Summit Investment Trust (the "Trust"), hereby certify the following:

   WHEREAS, by unanimous consent dated July 31, 1995 (the "Consent"), the Board of Trustees approved, in principle, the establishment of two additional classes (the "Classes") of shares of the Trust's sole Sub-Trust, Summit High Yield Fund (the "Fund"), which Classes were initially designated as "Class B Shares" and "Class C Shares," and were in addition to the class of shares originally established for the Fund, which class had outstanding and issued shares, and was thereinafter called "Class A Shares," and

   WHEREAS, such Class A Shares, Class B Shares, and Class C Shares were subsequently redesignated as Summit High Yield Shares, Summit High Yield Institutional Shares and Summit High Yield Institutional Service Shares; and

   WHEREAS, the Board of Trustees also approved, in the Consent, that the Summit High Yield Institutional Shares and the Summit High Yield Institutional Service Shares would have the same rights and limitations as those of Summit High Yield Shares, as set forth in Article IV of the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"), except that dividends paid on Summit High Yield Institutional Service Shares of the Fund, similar to Summit High Yield Shares, shall reflect reductions for payments of fees under the Trust's Distribution Plan relating to Summit High Yield Shares, and Summit High Yield Institutional Service Shares, respectively, each of which has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (collectively, the "Plan"), and provided further, that only the Summit High Yield Shares and the Summit High Yield Institutional Service Shares shall be entitled to vote upon or with respect to any matter relating to or arising from the Plan relating to such Class; and

   WHEREAS, the Board of Trustees, at its meeting on September 27, 1995, approved the public offering of the Summit High Yield Institutional Service Shares Class (the "Service Class") for the Fund, and authorized certain actions pertaining to the registration, issuance and maintenance of the Service Class;

                  NOW, THEREFORE, BE IT

                  RESOLVED, that this Certificate, upon its execution, shall evidence the establishment and designation of the Classes by the Trustees, pursuant to Section 4.1(b) of Article IV of the Declaration of Trust, entitled `Classes of Shares.'

   WITNESS the execution this 27th day of September, 1995.



/s/ Theodore H. Emmerich            /s/   Dr. Bruce H. Olson
-------------------------           ------------------------------
THEODORE H. EMMERICH                        DR. BRUCE H. OLSON

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/s/  Frederick Moss                 /s/  Steven R. Sutermeister
-------------------------           ------------------------------
FREDERICK MOSS                      STEVEN R. SUTERMEISTER


/s/ James F. Smith
-------------------------
JAMES F. SMITH


   Filed with the minutes of the proceedings of the Trust,

this 27th day of September, 1995.


                                                /s/ Robert L. Tuch
                                                ------------------------------
                                                Assistant Secretary